Exhibit 99.1

Glucotrack Announces Reverse Stock Split

Shareholder Approved Action Meets NASDAQ Panel Hearing Listing Requirements

1-for-60 reverse stock split to become effective as of the opening of trading on June 16, 2025

Rutherford, NJ, June 12, 2025 (GLOBE NEWSWIRE) — Glucotrack, Inc. (Nasdaq: GCTK) (“Glucotrack” or the “Company”), a medical technology company focused on the design, development, and commercialization of novel technologies for people with diabetes, today announced that it will effect a 1-for-60 reverse stock split (the “Reverse Stock Split”) of its issued and outstanding common stock par value $0.001 per share (the “Common Stock”), effective with the opening of trading on Monday, June 16, 2025.

Glucotrack’s Common Stock will continue to trade on the Nasdaq Capital Market (“Nasdaq”) under the symbol “GCTK”. The new CUSIP number for the Common Stock following the Reverse Stock Split will be 45824Q804.

The material effects of the Reverse Stock Split are:

●	Every 60 shares of Glucotrack’s issued and outstanding Common Stock have been combined into one (1) share of Common Stock.

●	The number of total outstanding shares of Common Stock has been proportionally reduced from 32,541,327 shares to approximately 542,356 shares.

●	The ownership percentage of each Glucotrack stockholder will remain unchanged, other than as a result of fractional shares. No fractional shares of Common Stock will be issued in connection with the Reverse Stock Split. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the reverse stock split ratio will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share.

At the annual meeting of stockholders held on May 22, 2025, the stockholders of the Company approved a proposal to authorize the Company’s management to file a Certificate of Amendment to effect the Reverse Stock Split at a ratio not to exceed 1-for-100, as determined by the Company’s management in its sole discretion.

Among other considerations, the Reverse Stock Split is intended to bringing Glucotrack into compliance with the $1.00 minimum bid price requirement for maintaining the listing of its Common Stock on the Nasdaq Capital Market, and to make the prevailing prices of its Common Stock more attractive to a broader group of institutional life science investors. In addition, if the Company becomes deficient with any Nasdaq Listing Rule prior to September 29, 2025, the Company may be delisted at the sole discretion of Nasdaq.

The combination of, and reduction in, the number of issued shares of Common Stock as a result of the Reverse Stock Split will occur automatically at the opening of trading on June 16, 2025, without any additional action on the part of Glucotrack’s stockholders. Glucotrack’s transfer agent, VStock Transfer, LLC, is acting as the exchange agent for the Reverse Stock Split and will send each stockholder a transaction statement indicating the number of shares of Common Stock the stockholder holds after the Reverse Stock Split. Stockholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to such broker’s particular processes. Such stockholders will not be required to take any action in connection with the Reverse Stock Split.

Additional information regarding the Reverse Stock Split can be found in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission on April 28, 2025. A link to this document is available at https://www.sec.gov and on Glucotrack’s website at https://glucotrack.com/investor-relations.

For more information about Glucotrack, visit glucotrack.com. Information on the Company’s website does not constitute a part of and is not incorporated by reference into this press release.

About Glucotrack, Inc.

Glucotrack, Inc. (Nasdaq: GCTK) is focused on the design, development, and commercialization of novel technologies for people with diabetes. The Company is currently developing a long-term implantable continuous blood glucose monitoring system for people living with diabetes.

Glucotrack’s CBGM is a long-term, implantable system that continually measures blood glucose levels with a sensor longevity of 3 years, no on-body wearable component and with minimal calibration. For more information, please visit http://www.glucotrack.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “anticipate”, “believe”, “expect”, “plan” and “will” are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. These statements relate only to events as of the date on which the statements are made, and Glucotrack undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. All of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by Glucotrack will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Readers are cautioned that certain important factors may affect Glucotrack’s actual results (including, without limitation, the anticipated benefits of the Reverse Stock Split, including the effect the Reverse Stock Split will have on the Company’s ability to regain compliance with the Nasdaq Listing standards) and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect Glucotrack’s results include, but are not limited to, the ability of Glucotrack to raise additional capital to finance its operations (whether through public or private equity offerings, debt financings, strategic collaborations or otherwise); risks relating to the receipt (and timing) of regulatory approvals (including U.S. Food and Drug Administration approval); risks relating to enrollment of patients in, and the conduct of, clinical trials; risks relating to Glucotrack’s future distribution agreements; risks relating to its ability to hire and retain qualified personnel, including sales and distribution personnel; and the additional risk factors described in Glucotrack’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2024 as filed with the SEC on March 31, 2025.

Contacts:

Investor Relations:	Media:
investors@glucotrack.com	GlucotrackPR@icrinc.com